Exhibit 6.12

ASSET PURCHASE AGREEMENT

by and among

MODE MOBILE, LLC

as Purchaser

GAMEADZONE PRIVATE LIMITED

as Seller

and

SAHIL RAJNIKANT SHAH

as the Equity Owner

Dated August 22, 2025

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of _____, 2025, is made by and among Mode Mobile, LLC, a Delaware limited liability company (“Purchaser”), Gameadzone Private Limited, a company incorporated in Gujarat, India (“Seller”), and Sahil Rajnikant Shah, an individual residing in Australia (the “Equity Owner”). Each of Purchaser, Seller and the Equity Owner is referred to herein as a “Party.” Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.

RECITALS

WHEREAS, Seller has its principal place of business in India and is engaged in the business of information technology development and services with respect to a mobile application called Gallery based on Google’s Android operating system, which is available for download as of the date hereof at : https://play.google.com/store/apps/details?id=gallery.photomanager.picturegalleryapp.imagegallery&pcampaignid=web_share (“Seller’s App”). The portion of Seller’s business consisting of, based on, or relating to Seller’s App is referred to herein as the “Business”; and

WHEREAS, the Equity Owner owns 100% of the legal and beneficial ownership interests in Seller;

WHEREAS, Seller wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from Seller, substantially all of the assets, and no liabilities of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.01 Agreement to Purchase and Sell. At Closing, and subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase and accept from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of any Encumbrances. The Parties acknowledge and agree that the Purchased Assets shall not include any of the Excluded Assets.

Section 1.02 Seller’s Liabilities. Purchaser shall not assume, pay, perform or discharge any Liabilities of Seller. Seller and the Equity Owner shall, and shall cause each of their respective Affiliates to, pay and satisfy in due course all Liabilities of Seller and the Equity Owner.

Section 1.03 Purchase Price and Payment. The aggregate consideration for the Purchased Assets (the “Purchase Price”) shall be, without duplication, (i) the Closing Date Cash Consideration, plus (ii) the Consideration Shares, plus (iv) any portion of the Holdback Amount that becomes payable to Seller in accordance with this Agreement, plus (v) the Purchase Price Adjustment Payment, if any. The Purchase Price shall be determined and paid, subject to all of the terms hereof, as follows:

(a) At least three (3) Business Days prior to the Closing Date, Seller shall prepare, execute and deliver to Purchaser, in good faith and in accordance with the terms of this Section 1.03, a certificate (the “Estimated Closing Statement”) setting forth: (i) a pro forma balance sheet of the Business as of the Reference Time, reflecting Seller’s estimate of the Closing Date Assets and the Closing Date Liabilities (the liabilities so estimated, the “Closing Statement Liabilities”), and (ii) Seller’s estimated calculation of the Closing Date Net Working Capital based on the Estimated Closing Statement (“Estimated Net Working Capital”), in each case based upon the books and records of Seller and, in the case of such Estimated Net Working Capital, calculated in accordance with the Accounting Principles. The Estimated Closing Statement shall include the detailed components and aggregate totals of each such item and wire instructions for payment of each such Closing Statement Liability, which shall be calculated in accordance with the Accounting Principles.

(b) The “Estimated Closing Purchase Price” shall be equal to: (a) One Million Two Hundred and Fifty Thousand United States Dollars ($1,250,000 USD) (the “Base Purchase Price”), plus (b) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, minus (c) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital.

(c) The “Closing Date Cash Consideration” shall be an amount equal to (a) the Estimated Closing Purchase Price, minus (b) the Agreed Consideration Shares Value, minus (c) the Holdback Amount.

(d) The “Agreed Consideration Shares Value” is Two Hundred and Fifty Thousand United States Dollars ($250,000 USD), which the Parties agree is the fair market value of the Consideration Shares as of the Closing Date.

(e) At the Closing, Purchaser shall deposit the Closing Date Cash Consideration in the Escrow Account, as the Escrow Amount, and Seller shall discharge the Closing Statement Liabilities in the amounts and pursuant to the wire instructions set forth in the Estimated Closing Statement.

(f) At the Closing, (x) Purchaser shall cause its parent entity, Mode Mobile, Inc., a Delaware corporation (the “Parent”) to issue the Consideration Shares to Seller, subject to Seller’s execution and delivery to the Parent of the Subscription Agreement and such other documents as the Parent may reasonably require.

(g) Following the Closing, the Closing Date Net Working Capital shall be determined, the Purchase Price shall be adjusted, and any appropriate payment between the Parties resulting therefrom shall be made, all as provided in Section 1.04 below.

(h) Following the Release Date, Purchaser shall make payment to Seller with respect to the Holdback Amount as provided in Section 7.02(d).

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Section 1.04 Adjustment to Purchase Price.

(a) Final Closing Statement. Within 120 days following the Closing, Purchaser shall, in accordance with the terms of this Section 1.04, prepare and deliver to Seller a statement (the “Final Closing Statement”) consisting of the following: (i) Purchaser’s calculation of the Closing Date Liabilities and Closing Date Net Working Capital (collectively, the “Closing Items”), in each case, based upon the books and records of Purchaser and, in the case of such Closing Date Net Working Capital, calculated in accordance with Accounting Principles (each, a “Closing Item”); and (ii) Purchaser’s calculation of the Closing Net Adjustment Amount (the “Final Closing Net Adjustment Amount”, which shall be an amount calculated using the formula set forth in the definition of Closing Net Adjustment Amount but applied mutatis mutandis based on Purchaser’s calculation of the Closing Items). The “Closing Net Adjustment Amount” shall be equal to (a) zero, minus (b) the Closing Date Liabilities, plus (c) the amount, if any, by which the Closing Date Net Working Capital exceeds the Target Net Working Capital; minus (d) the amount, if any, by which the Target Net Working Capital exceeds the Closing Date Net Working Capital; provided that the Closing Net Adjustment Amount shall not be greater than the Base Purchase Price, nor less than the negative Base Purchase Price. The “Estimated Closing Net Adjustment Amount” which shall be an amount calculated using the formula set forth in the definition of Closing Net Adjustment Amount but applied mutatis mutandis based on such amounts in the Estimated Closing Statement.

(b) Review of Final Closing Statement; Objection. Seller shall have 30 days from the date of its receipt of the Final Closing Statement to review Purchaser’s calculations of the Closing Items. If Seller disagrees with Purchaser’s calculation of any Closing Item or the Final Closing Net Adjustment Amount, then Seller shall deliver written notice of such disagreement to Purchaser (an “Objection Notice”) within 30 days from the date of Seller’s receipt of the Final Closing Statement, which Objection Notice shall specify in reasonable detail the item or items to which such disagreement relates (and the amounts thereof in dispute) and the basis for each such disagreement and an alternative calculation for each such disputed item. To the extent Seller has not timely delivered an Objection Notice pursuant to the terms hereof, the Final Closing Statement and Final Closing Net Adjustment Amount shall be final, conclusive, and binding on the Parties for purposes of this Section 1.04 (absent fraud or manifest error) (but without limiting the rights of the Purchaser Indemnitees under Section 6). All Closing Items that are not so disputed within such period shall be final, conclusive and binding on the Parties for purposes of this Section 1.04 (absent fraud or manifest error) (but without limiting the rights of the Purchaser Indemnitees under Section 6). If Seller has timely delivered an Objection Notice to Purchaser pursuant to the terms hereof, Purchaser and Seller will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within 30 days after Purchaser shall have received the Objection Notice, Seller or Purchaser may submit the remaining disputed Closing Items disputed in the Objection Notice for resolution to a mutually agreed upon accounting firm to act as an expert and not an arbitrator, solely in accordance with the terms of this Agreement and procedures set forth in this Agreement and, as applicable, the Accounting Principles, to resolve such disputed Closing Items. In connection with engaging an accounting firm, each Party agrees, if requested by the accounting firm, to execute an engagement letter on terms reasonably satisfactory to Seller and Purchaser. Seller and Purchaser, and their respective agents, will reasonably cooperate with the accounting firm during its resolution of any disagreements included in the Objection Notice. The accounting firm shall be instructed by Purchaser and Seller (and each of the foregoing Persons shall use commercially reasonable efforts to cause the accounting firm) (A) to make its determination in accordance with the guidelines and procedures set forth in this Agreement and, as applicable, in the Accounting Principles, (B) to consider only those items and amounts disputed in an Objection Notice that Purchaser, on the one hand, and Seller, on the other hand, are unable to resolve, (C) to not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party, in either case, in the Final Closing Statement or the Objection Notice, and (D) to determine any items of the Closing Items and Final Closing Net Adjustment Amount, including each of the components thereof, that are specifically in dispute based solely on written materials submitted by Purchaser and Seller (i.e., not on independent review or oral testimony from the Parties or any other Person) and on the definitions and other applicable provisions included herein. The accounting firm shall give Purchaser or Seller copies of any written submissions of Seller or Purchaser, respectively, delivered to the accounting firm, after both such parties have submitted such party’s applicable submission to the accounting firm (or had an opportunity to submit by a reasonable deadline established in the applicable engagement letter).

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(c) Final and Binding Determination and Payments. Closing Date Liabilities and Closing Date Net Working Capital as agreed to by Seller and Purchaser in accordance with Section 1.04(b), as applicable, shall be final, non-appealable and binding on all of the Parties for purposes of this Section 1.04 (absent fraud or manifest error) (but without limiting the rights of the Purchaser Indemnitees under Section 6) and shall be deemed the “Final Closing Liabilities” and “Final Net Working Capital,” respectively, for all purposes herein. Upon completion of such calculation, the Final Closing Net Adjustment Amount shall be recalculated using the formula set forth in the definition of Closing Net Adjustment Amount, but applied mutatis mutandis using such applicable “Final” Closing Items (such adjustment, the “Purchase Price Adjustment”), and the following payments shall be made:

(i) If the Final Closing Net Adjustment Amount is greater than the Estimated Closing Net Adjustment Amount, then Purchaser shall pay, or cause to be paid, to Seller on or before the third Business Day following the determination of the Purchase Price Adjustment as set forth in this Section 1.04(d), by wire transfer in immediately available funds to such account designated in writing by Seller, an amount equal to (x) the amount by which the Final Closing Net Adjustment Amount exceeds the Estimated Closing Net Adjustment Amount (a “Purchase Price Adjustment Payment”), plus (y) the entire Adjustment Holdback Amount. Notwithstanding the foregoing, Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid by Purchaser pursuant to this Section 1.04(d) in accordance with Section 7.02(c).

(ii) If the Final Closing Net Adjustment Amount is less than or equal to the Estimated Closing Net Adjustment Amount, and such shortfall (the “Purchaser Adjustment Amount”) is equal to or less than the Adjustment Holdback Amount, then Purchaser shall pay, or cause to be paid, to Seller on or before the third Business Day following the determination of the Purchase Price Adjustment as set forth in this Section 1.04(d), by wire transfer in immediately available funds to such account designated in writing by Seller, an amount equal to (x) the Adjustment Holdback Amount, minus (y) the Purchaser Adjustment Amount.

(iii) If the Final Closing Net Adjustment Amount is less than the Estimated Closing Net Adjustment Amount, and the Purchaser Adjustment Amount exceeds the Adjustment Holdback Amount, then (A) Purchaser shall retain the entire Adjustment Holdback Amount, and (B) on or before the third Business Day following the determination of the Purchase Price Adjustment as set forth in this Section 1.04(d), Seller shall pay to Purchaser, by wire transfer in immediately available funds to such account as shall have been designated in writing by Purchaser, an amount equal to (x) the Purchaser Adjustment Amount, minus (y) the Adjustment Holdback Amount.

(iv) All post-Closing adjustments made pursuant to this Section 1.04 shall be treated as an adjustment to the final Purchase Price.

Section 1.05 Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement or a Transaction Document, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to the Purchaser of any Purchased Asset would result in a violation of Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, the Closing shall occur notwithstanding the foregoing. Following the Closing, Seller, the Equity Owner and Purchaser shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to transfer the Purchased Asset to Purchaser. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Purchaser the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

ARTICLE 2
CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via the exchange of electronic signatures and wire transfer of funds, on the date hereof (the “Closing Date”). The Closing will be deemed effective as of the Reference Time for financial, accounting and similar determinations hereunder. For all determinations using the Reference Time, the effect of any actions taken by the Purchaser on the Closing Date after the Closing outside the ordinary course of business (including payments at or about Closing under this Agreement) shall be excluded.

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Section 2.02 Google Play Store Consent & Escrow Release. At the Closing, the Parties shall execute and file any forms or other documents that are reasonably necessary or appropriate in order to request that Google register the ownership by Purchaser of the Purchased Assets, including Seller’s App, as promptly as possible, and the Parties shall use best efforts to obtain such consent (to the extent required) and confirmation of registration by Google (“Seller’s App Registration”) as promptly as possible. The Escrow Agent shall release the Closing Date Cash Consideration to Seller as soon as the confirmation of registration is received from Google. If Seller’s App Registration is not obtained on or before the date that is 30 days after the Closing, the Parties agree to unwind the Closing and the transactions contemplated hereby, and the Consideration Shares shall automatically be forfeited by Seller and returned to Purchaser; and, in such event, this Agreement will terminate, and no Party shall have any Liability hereunder, provided, however, if the Parties are working together in good faith to secure Seller’s App Registration and have not secured such registrations within the period that is 30 days after the Closing, the Parties shall in writing agree to extend the 30 day period for a reasonable amount of time and the Closing shall not be unwound and this Agreement shall remain in full force and effect.

Section 2.03 Revenue Holdback Amount. To secure the funds collected by the Seller and the Equity Owner from the Seller’s App post-Closing as described in Section 5.04, Purchaser will hold back a portion of the Purchase Price consisting of One Hundred Eighty Seven Thousand and Five Hundred Dollars ($187,500 USD) in cash (the “Revenue Holdback Amount”), which will be released to the Seller and the Equity Owner pursuant to the terms and conditions of Section 7.03 herein.

Section 2.04 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Purchaser:

(i) the Assumption Agreement, duly executed by Seller;

(ii) a Bill of Sale, in form and substance substantially in the form of Exhibit B attached hereto, effecting the transfer and assignment to Purchaser of the Purchased Assets (the “Bill of Sale”), duly executed by Seller;

(iii) an Intellectual Property Assignment, in form and substance substantially in the form of Exhibit C attached hereto, effecting the assignment of the Intellectual Property Assets to Purchaser, duly executed by Seller (the “Intellectual Property Assignment”);

(iv) evidence that all of the consents set forth on Section 3.03 of the Disclosure Schedule have been obtained, in form and substance satisfactory to Purchaser;

(v) a good standing certificate or a substantially equivalent document for Seller issued by the jurisdiction of its organization and any other jurisdiction in which Seller is qualified to do business, dated as of no more than 30 days before the Closing Date;

(vi) the results of a lien search reasonably acceptable to Purchaser, conducted with respect to Seller no more than 30 days before the Closing Date in the appropriate governmental offices by a corporation service company or a substantially similar independent third party service company, together with appropriate releases of any and all Encumbrances reflected thereon, duly executed by each holder thereof and in appropriate form for filing in such governmental offices;

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(vii) the Subscription Agreement and such other documents as the Parent may reasonably require, duly executed by the Equity Owner;

(viii) such other customary instruments of transfer, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.

(b) At the Closing or within one (1) business day after the Execution of this Agreement, Purchaser shall:

(i) deliver to Escrow Agent the Closing Date Cash Consideration.

(ii) deliver to Seller the Bill of Sale, duly executed by Purchaser;

(iii) deliver to Seller the Intellectual Property Assignment, duly executed by Purchaser; and

(c) At the Closing or within one (1) business thereafter, Purchaser shall cause its parent entity, Mode Mobile, Inc., a Delaware corporation (the “Parent”) to issue and deliver the Consideration Shares to the Equity Owner, subject to the Equity Owner’s execution and delivery to the Parent of the Subscription Agreement and such other documents as the Parent may reasonably require.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE EQUITY OWNER

Seller and the Equity Owner jointly and severally represent and warrant to Purchaser that the statements contained in this ARTICLE 3 are true and correct as of the date hereof, subject to such exceptions as are disclosed in the Disclosure Schedule hereof (which disclosures and exceptions apply only to (i) the section, subsection, paragraph and subparagraph numbers of this Article (v) to which they are referenced in the Disclosure Schedule, or (ii) any other section, subsection, paragraph or subparagraph of this ARTICLE 3, provided that it is reasonably apparent on the face of such disclosure that the disclosure is responsive to such other section, subsection, paragraph or subparagraph).

Section 3.01 Organization and Qualification of Seller. Seller is the type of entity set forth in the recitals and is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. The Equity Owner owns 100% of the issued and outstanding equity interests of Seller. No former direct or indirect holder of any equity interests of Seller has any claim or rights against Seller or the Equity Owner that remains unresolved or to which Seller or the Equity Owner has or may have any Liability and no such claim is threatened.

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Section 3.02 Authority of Seller. Seller has full organizational power and authority, and the Equity Owner, by virtue of his majority ownership of Seller and his position as Chief Executive Officer of Seller, has full power and authority, to enter into this Agreement and the other Transaction Documents to which Seller or the Equity Owner is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by Seller and the Equity Owner of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller or any Law or Governmental Order applicable to Seller or the Equity Owner, the Business or the Purchased Assets; or (b) require the consent, notice, approval or other action by any Person or consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority.

Section 3.04 Undisclosed Liabilities. There are no Liabilities with respect to or relating to Seller, the Business or Purchased Assets, and Seller has no Liabilities, and there is no existing condition, fact or set of circumstances or Claim made that could reasonably be expected to result in any such Liability.

Section 3.05 Title to Purchased Assets.

Seller has good and valid title to all of the Purchased Assets. All such Purchased Assets are free and clear of any Encumbrances. The Purchased Assets are fully sufficient for Purchaser to continue to operate the Business following the Closing in the ordinary course of business in the manner that such business has been conducted immediately prior to the Closing.

Section 3.06 Intellectual Property.

(a) The Intellectual Property Assets and the Intellectual Property licensed under the Intellectual Property Agreements constitute all Intellectual Property used in (and all Intellectual Property necessary and sufficient for) the conduct and operations of the Business as currently conducted and as currently proposed to be conducted. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Purchaser’s right to own or use any Intellectual Property Assets or Intellectual Property licensed under the Intellectual Property Agreements in the conduct of the Business as currently conducted and as proposed to be conducted.

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(b) Each Person who is or was involved in the creation or development of any Intellectual Property by or for Seller or the Business (including the Intellectual Property Assets) (“IP Personnel”) has executed a valid and enforceable written Contract: (i) acknowledging Seller’s exclusive ownership of all Intellectual Property Assets created or developed by such IP Personnel within the scope of his or her employment or engagement with Seller; (ii) assigning to Seller, via a present, irrevocable assignment, all rights, title, and interest of such IP Personnel in such Intellectual Property; and (iii) irrevocably waiving any right or interest regarding such Intellectual Property, to the extent permitted by applicable Law. It will not be necessary to use any inventions of any of Seller’s employees or independent contractors (or Persons it currently intends to hire or engage) made prior to their employment or engagement by Seller, including prior employees or independent contractors, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.

(c) No employee or former employee of Seller, and no former employer of any such employee or former employee, has (i) any claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property Assets, and no such Person has made any such claim, or (ii) in its possession any Seller Systems (including any backup media, including storage drives of any type, tapes, or disks) at any location other than at real property owned or leased by Seller.

Section 3.07 Legal Proceedings; Governmental Orders. There are no Actions pending or threatened in writing (or, to the Knowledge of Seller, threatened orally) against or by Seller, including any Action (a) relating to or affecting the Business or the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.08 Employment Matters. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the Closing Date have been paid in full, and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses. No employees of Seller are subject to any Contracts or other restrictions on their employment with and services to Purchaser.

Section 3.09 Taxes.

(a) All Tax Returns required to be filed by Seller or the Equity Owner with respect to the Business or any of the Purchased Assets have been timely filed and were correct and complete in all material respects. All Taxes (whether or not shown on any Tax Return) of Seller and the Equity Owner have been paid, and there are no Encumbrances on the Purchased Assets that arose in connection with any failure (or alleged failure) to pay Taxes.

(b) No audit or other administrative proceeding is pending or threatened, and no judicial proceeding is pending or threatened, that involves any Tax or Tax Return relating to the Business or any of the Purchased Assets.

Section 3.10 Data Privacy and Security.

(a) Seller is and always has been in compliance with all applicable Privacy Requirements. Seller has a valid and legal right (whether contractually, by law or otherwise) to access or Process all Personal Information and any other information of any Person that is Processed by or on behalf of Seller in connection with the use and/or operation of its products, services and business.

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(b) Seller has not experienced and there have not been any alleged or actual Security Incidents or other compromises of the privacy, integrity, confidentiality or security of Customer Data maintained by Seller. Seller has not notified, and has not been required by any Privacy Law to notify, any Person or Governmental Authority about a Security Incident.

(c) Seller has not received any written or oral complaints, allegations, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Authority or self-regulatory authority or entity) regarding Seller’s Processing of Personal Information or compliance with Privacy Requirements.

(d) The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any applicable Privacy Requirements, or result in or give rise to any right of termination or other right to impair or limit Seller’s rights to own or Process any Personal Information used in or necessary for the conduct of the business.

Section 3.11 Insurance. Seller has in place policies of insurance in amounts, with carriers, and appropriate scope of coverage and each such policy is in full force and effect, and all premiums are currently paid in accordance with the terms of such policy.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article 4 are true and correct as of the date hereof.

Section 4.01 Organization of Purchaser. Purchaser is the type of entity described in the recitals and is organized and validly existing under the Laws of its State of organization.

Section 4.02 Authority of Purchaser. Purchaser has full organizational power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement, and each other Transaction Document to which Purchaser is or will be a party, has been duly authorized, executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller and the Equity Owner) this Agreement and each other Transaction Document to which Purchaser is or will be a party constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Purchaser or any Law or Governmental Order applicable to Purchaser; or (b) require any declaration or filing with, or notice to, any Governmental Authority.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

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ARTICLE 5
COVENANTS

Section 5.01 Conduct of the Business Pending Closing. Seller and the Equity Owner covenant and agree to and with Purchaser that, from the date hereof through and including the Closing Date, Seller and the Equity Owner shall cause Seller:

(a) not to sell or convey any Software or grant to any Person any license to use any Software, except in the ordinary course of business in accordance with past practice;

(b) not to sell, pledge, dispose, encumber, transfer or convey, or authorize the sale, pledge, disposition, encumbrance, transfer or conveyance of, any other of the Purchased Assets; and

(c) not to make any material change to the terms of its contracts with its vendors and strategic partners, or enter into any new contract with any vendor or strategic partner;

Section 5.02 Employees Generally. On the Closing Date, (i) Seller shall terminate the employment of all employees of the Business who are actively employed as of the Closing Date, and at Purchaser’s sole discretion, Purchaser may offer employment, to any or all of such employees on an “at will” basis, and (ii) Seller shall terminate the engagement of all individuals who are actively engaged as independent contractors of the Business as of the Closing Date, and at Purchaser’s sole discretion Purchaser may offer such individuals employment or engagement as an independent contractor to any or all of such individuals. Seller will not take any action that would impede, hinder, interfere or otherwise compete with Purchaser’s effort to hire or engage any such employees or other individuals and Seller and the Equity Owner shall use reasonable efforts to encourage all such employees to accept such employment or engagement offers. Purchaser shall not assume any responsibility or Liability of Seller for any employee or individual who is an independent contractor.

Section 5.03 Non-Competition and Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), none of Seller or the Equity Owner shall, or shall permit any of its or his respective Affiliates to (i) directly or indirectly, own, control, operate, conduct, or otherwise carry on any business that is considered a Restricted Business, or (ii) cause, induce or encourage any Person who has a business relationship with Purchaser, to terminate, reduce or otherwise modify any such actual or prospective relationship.

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(b) During the Restricted Period, none of Seller or the Equity Owner shall, or shall permit any of its, his, or her respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Purchaser or is or was employed in the Business during the Restricted Period or during the twelve (12) months prior to the Closing, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except for solicitation pursuant to a general solicitation which is not directed specifically to any such employees. During the Restricted Period, neither Seller nor the Equity Owner shall, and each of them shall cause their respective Affiliates not to, directly or indirectly, solicit (or interfere with Purchaser’s and its Affiliates’ relationship with) any Person who was a customer, supplier, or other business relation of Seller or Purchaser or its Affiliates during the 12 months prior to the Closing.

(c) Seller and the Equity Owner acknowledge that a breach or threatened breach of this Section 5.03 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Seller or the Equity Owner of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller and the Equity Owner acknowledge that the restrictions contained in this Section 5.03 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. The time period during which the covenants set forth in this Section 5.03 shall apply shall be tolled and extended for a period equal to the aggregate time during which any of Seller, the Equity Owner or any of their Affiliates violates any such covenant.

Section 5.04 Funds Collected Post-Closing. From and after the Closing, if Seller, the Equity Owner or any of their Affiliates receive or collect any funds relating to the conduct of the Business after Closing or relating to any Purchased Asset, Seller or its Affiliate shall remit such funds to Purchaser within five (5) Business Days after receipt thereof, provided, however, to the extent that Seller receives or collects any funds relating to the conduct of the Business after the Closing and does not remit, Seller may set off such amount against the Revenue Holdback Amount;

Section 5.05 Transition Period Services. For a period of three (3) months after the Closing Date (“Transition Period”), Seller and the Equity Owner shall provide transition services to the Purchaser associated with product management and App improvement services. In providing these services, Seller and Equity Owner covenants to Purchaser that they will provide services in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. To the extent that transition services are required of Seller and Equity Owner are required after the expiration of the Transition Period, the Parties hereby agree that the Transition Period may be extended in writing up to an additional three (3) months at a rate of up to $10,000 USD per month payable to Seller.

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Section 5.06 Transfer Taxes. All sales, bulk transfer, use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and other such Taxes and fees incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due.

Section 5.07 Insurance. Each insurance policy of Seller is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. There are no pending claims under any insurance policy of Seller, and Seller has not received any notice that any such policy will be cancelled or will not be renewed.

Section 5.08 No Public Statement. Seller and the Equity Owner shall not issue any press releases or other announcements related to this Agreement or the transactions contemplated hereby, to Seller’s employees, customers, vendors, or others, or to the public, without Purchaser’s prior written consent.

ARTICLE 6

CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following condition: no statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Closing, and there shall be no suit, action or other Proceeding pending by any Governmental Authority that seeks to restrain or prohibit, or any Governmental Order in effect and issued by any Governmental Authority that restrains or prohibits, the consummation of the transactions contemplated by this Agreement.

Section 6.02 Conditions to Purchaser’s Obligations to Effect the Closing. Purchaser’s obligations to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Purchaser shall have completed its due diligence inquiries and review of Seller, the Purchased Assets, the Business and the Equity Owner to the satisfaction of Purchaser, and the Transaction contemplated herein shall have been approved by Parent’s Board of Directors.

(b) Seller and the Equity Owner shall have delivered to Purchaser all the items required by Section 2.02(a) hereof.

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(c) This Agreement and the transactions contemplated hereby shall have been approved by Seller’s board of directors or other similar governing body and by the Equity Owner.

(d) There shall be no action, suit, claim, Governmental Order, governmental investigation or Action of any nature pending, or overtly threatened, against Purchaser, Seller, the Equity Owner, their respective properties, or any of their respective officers, members, managers or subsidiaries arising out of, or in any way connected with the transactions contemplated by the terms of this Agreement.

(e) Seller shall have filed all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to effect the release of all Encumbrances on the Purchased Assets.

(f) No event, circumstance or change shall have occurred, that individually or in the aggregate with one or more other events, circumstances or changes, has had or reasonably would be expected to have, a Material Adverse Effect.

Section 6.03 Conditions to Seller’s Obligations to Effect the Closing. Seller’s obligations to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Purchaser shall have delivered to Seller all the items required by Section 2.02(b) hereof.

(b) There shall be no action, suit, claim, Governmental Order, governmental investigation or Proceeding of any nature pending, or overtly threatened, against Purchaser, Seller, any of the Members, their respective properties, or any of their respective officers, members, managers or subsidiaries arising out of, or in any way connected with the transactions contemplated by the terms of this Agreement.

ARTICLE 7
INDEMNIFICATION

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, including the provisions of this ARTICLE 7, the representations and warranties of the Parties shall survive the Closing and shall remain in full force and effect until the date which is twelve (12) months after the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Such periods set forth herein are intended to lengthen or shorten any statute of limitations provided by Law, as applicable.

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Section 7.02 Indemnification by Seller and the Equity Owner.

(a) Subject to the other terms and conditions of this Section 7.02, Seller and the Equity Owner shall jointly and severally indemnify and hold harmless Purchaser Indemnitees against any and all Losses incurred by Purchaser Indemnitees based upon, arising out of, relating to, with respect to or by reason of: (i) any inaccuracy in or breach of or non-fulfillment of any of the representations and warranties given by Seller or the Equity Owner in this Agreement or any other Transaction Document, (ii) any breach of or non-fulfillment of any covenants, agreements or obligations of Seller or the Equity Owner contained in this Agreement or any other Transaction Document and any Actions incidental thereto or that allege any of the foregoing; (iii) any Liability relating to Seller’s ownership of the Purchased Assets or its operation of the Business prior to the Reference Time, or otherwise incurred or arising prior to the Reference Time; (iv) any Liability of or relating to any of the following: Seller or the Equity Owner (including any Closing Date Liability), Seller’s ownership or use of any Purchased Assets before Closing, any equity or debt holder of Seller (including any Person asserting any equity or debt interest in Seller), or (v) any Fraud by an Equity Owner or Seller.

(b) Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all of the representations, warranties, covenants and agreements of each other party hereto set forth herein, and the rights to indemnification and payment of Losses under this Section 7.02 based on a breach of any of the representations, warranties, covenants or agreements set forth in this Agreement or any Transaction Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or, if different, the Closing Date, by or on behalf of any of the parties hereto with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants or agreements. In addition, all representations, warranties and covenants and requirements to provide indemnification hereunder or under any Transaction Document shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached or if a covenant is breached or indemnification is required, the fact that another representation or warranty concerning the same or similar subject matter is duplicative or not duplicative, is correct or incorrect or is or is not breached or another covenant is or is not breached or another requirement for indemnification does nor does not apply will not affect the incorrectness of or a breach of a representation and warranty or a breach of a covenant or requirement for indemnification hereunder. No Party shall be entitled to recover more than once in duplicate for the same Loss, regardless of whether such Loss arises under multiple representations, warranties, or covenants, with the intent of this sentence being to prevent duplicative recoveries. With respect to this Section 7.02, for purposes of determining whether any breach or inaccuracy has occurred and/or the amount of Losses resulting from a breach, all representations and warranties in this Agreement (or in any Transaction Document) shall be deemed to be made and given without regard to any qualification as to “materiality” or “Material Adverse Effect” or words of similar import contained therein.

(c) Any Losses for which Purchaser Indemnitees are entitled to indemnification pursuant to this Section 7.02 shall be paid first by Purchaser’s offset against any portion of the Indemnification Holdback Amount not previously applied to such Losses hereunder. To the extent the entire Indemnification Holdback Amount shall have already been offset against Losses hereunder, any such Losses shall be satisfied by Seller and the Equity Owner, jointly and severally, by wire transfer of immediately available cash funds to the Purchaser within fifteen days after written demand therefore. In addition, in Purchaser’s sole discretion, at any time or from time to time, all or any portion of any indemnification obligations of Seller and the Equity Owner for Losses under Section 7.02 may be offset by Purchaser against any other amount payable by Purchaser to Seller or the Equity Owner. Purchaser shall provide Seller with at least ten business days written notice before any such offset (or, if less, the number of days remaining from the date of such offset until the next such amount is payable to Seller or the Equity Owner). Upon Purchaser delivering a claim notice for indemnification to Seller, then, notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to holdback any payment otherwise payable to Seller or an Equity Owner for the amount of potential Losses in respect of such claim notice (the “Claimed Losses”), until the claims referenced in the claim notice are finally resolved.

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(d) Within five Business Days after the date that is twelve (12) months after the Closing (the “Release Date”), Purchaser shall pay, or cause to be paid, to Seller, by wire transfer in immediately available funds to such account designated in writing by Seller, an amount equal to (a) the amount of the Indemnification Holdback Amount that has not then been offset against Losses pursuant to the terms of Section 7.02(c) above, minus (b) the amount of any unsatisfied Claimed Losses specified in any claim notice delivered to Seller by a Purchaser Indemnitee on or prior to the Release Date and in accordance with the provisions of this Section 7.02 for which such Purchaser Indemnitee is seeking Losses. Within five Business Days after any claims in such claim notices have been resolved after the Release Date, Purchaser shall pay, or cause to be paid, to Seller, by wire transfer in immediately available funds to such account designated in writing by Seller, the remaining portion of the Indemnification Holdback Amount held for such resolved claims and not required to satisfy such applicable resolved claims, if any.

Section 7.03 Revenue Holdback Release. Subject to Section 5.04 of this Agreement regarding “Funds Collected Post-Closing”, and provided that (i) Seller and Equity Owner are not in breach of this Agreement, and (ii) no Claims have arisen with respect to the Purchased Assets and/or the Business, Purchaser shall release to the Seller the Revenue Holdback Amount within three (3) business days after the Revenue Holdback Expiration Date.

Section 7.04 Release.

(a) In consideration of the covenants set forth herein, effective as of the Closing, the Equity Owner and Seller, on behalf of itself and its Affiliates, heirs, successors and assigns, hereby absolutely, unconditionally and irrevocably waives, releases and forever discharges Seller and Purchaser and its Affiliates, and each of their respective existing, former and future officers, managers, members, representatives, subsidiaries, predecessors, successors, assigns, Affiliates, related entities, directors, trustees, partners, employees, financing sources, consultants, insurers, counsel, advisors, Representatives, accountants, and agents (collectively, the “Releasees”), of and from any and all claims, actions, charges, suits, liabilities, contracts, obligations, agreements and promises, of any kind or nature whatsoever, whether known or unknown, contingent or otherwise, both at Law and at equity (collectively, the “Claims”), which Seller or the Equity Owner or any of their Affiliates may have or assert against any of them, arising out of or relating to any event or action which occurred, in whole or in part, before such Seller or Equity Owner signed this Agreement (in any capacity, including as equityholder, employee, officer or director); provided that the foregoing Claims shall not include any claims pursuant to this Agreement or any other agreement executed at or after the Closing with a Releasee.

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(b) Each Equity Owner and Seller understands that this Section 7.03 applies broadly to extinguish any and all Claims of the type described above, as well as all claims for attorneys’ fees and/or expenses in connection with or arising out of any such Claims and for any other damages, relief or remedies of any type or nature whatsoever. This Section 7.03 does not, however, include or apply to any claims that are not waivable pursuant to applicable law.

(c) Each Equity Owner and Seller represents and warrants that it has not assigned or transferred (by subrogation, operation of law or otherwise) any portion of any of the Claims being waived and released pursuant to this Section 7.03. Each Equity Owner and Seller promises it has not filed and never to authorize, file, initiate or otherwise institute any such Claims in any court, arbitral forum or other tribunal (whether public or private). Furthermore, if such Seller or Equity Owner or someone else initiates a claim or action of the type waived and released above (in any forum), such Seller or Equity Owner hereby agrees not to seek, obtain or accept, and expressly to forego and to waive, any damages, remedies, relief or other recovery to which he or it may otherwise be or have been entitled to obtain as a result of such action or other person’s claim or action. The release provided under this Section 7.03 shall extend to and be binding upon each of Seller and the Equity Owner, and each such Person’s legal successors and assigns and shall inure to the benefit of Purchaser.

ARTICLE 8
MISCELLANEOUS

Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Section 8.03 Headings; Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The use of the word “including” herein shall mean “including without limitation.” The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender (including, “it”, “he,” and/or “she” or similar references) shall include all genders, including that “Seller” includes all Sellers, jointly and severally, as applicable. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The word “or” shall not be exclusive. References to a defined term has its defined meaning throughout this Agreement and in each Exhibit or Schedule, regardless of whether it appears before or after where it is defined. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

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Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided that Purchaser may, without the consent of any Person, assign in whole or in part its rights and obligations pursuant to this Agreement to one or more of its Affiliates, to any purchaser of all or any portion of the assets of Purchaser or to any of its financing sources as collateral security. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 No Third-party Beneficiaries. Except for the Purchaser Indemnitees (which shall be third party beneficiaries of Section 7.02), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Purchaser and Seller. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.

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Section 8.09 Governing Law; Submission to Jurisdiction; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). All Actions arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby shall be instituted in the courts located in Delaware. Each Party irrevocably submits to the exclusive jurisdiction and venue of such courts in any such suit, action or proceeding, except to enforce an order or judgment of any such court in any other applicable court. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. ACCORDINGLY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.11 Specific Performance. Each party acknowledges and affirms that in the event any of the provisions of this Agreement or any Transaction Document are not performed in accordance with their specific terms or otherwise are breached or threatened to be breached, money damages would be inadequate (and therefore the other party would have no adequate remedy at law) and the other party would be irreparably damaged. Accordingly, each party agrees that each other party shall be entitled to a temporary, preliminary and permanent injunction, specific performance, and/or other equitable relief (without posting of bond or other security or needing to prove irreparable harm or actual damages) to prevent breaches or threatened breaches of the provisions of this Agreement or any Transaction Document and to enforce specifically this Agreement or any Transaction Document and the terms and provisions hereof and thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to Section 7.09), in addition to any other remedy to which such Person may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above, by their respective duly authorized persons.

PURCHASER:

Mode Mobile, LLC

By:	/s/ Justin M. Hines
Name:	Justin M. Hines
Title:	General Counsel

SELLER:

Gameadzone Private Limited

By:	/s/ Sahil Rajnikant Shah
Sahil Rajnikant Shah, Founder and Principal

THE EQUITY OWNER: Sahil Rajnikant Shah

EXHIBIT A

DEFINITIONS

“Action” means any claim, action, cause of action, complaint, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Holdback Amount” means US dollars zero ($0)

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Books and Records” means copies, of all books, records, files, and other materials (in any form or medium) relating to the Business and the Purchased Assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information, knowledge and data, whether oral or written, electronic or in other form, that is not generally known to the public or otherwise readily ascertainable by proper means and relates to Seller or the Business or the actual or anticipated business of Purchaser and/or its Affiliates.

“Consideration Shares” means One Million, Six Hundred and Sixty Six Thousand, Six Hundred and Sixty Seven (1,666,667) shares of the Class [C] Common Stock of the Parent with a par value of $0.0001 per share, which the Parties agree have a fair market value as of the Closing of $0.15 USD per share.

“Contracts” means all contracts, leases of real or personal property, deeds, mortgages, licenses, instruments, notes, organizational documents, insurance policies, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or verbal.

“Customer Data” means all data and content which relate to or are used or held for use in connection with the Business, and which are (a) Processed, uploaded or otherwise provided by or on behalf of the clients or customers of Seller to, or stored by the clients or customers of Seller on, the products and services of Seller; or (b) collected by the products and services of Seller, including all Personal Information.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Ex. A-1

“Escrow Account” means the Escrow Account established by the Escrow Agent to hold the Closing Date Cash Consideration.

“Escrow Agent” means Flippa.com Pty Ltd.

“Fraud” means any fraud, as determined under Delaware law, regardless of whether such fraud occurs in the making of the statements, certifications, representations or warranties in this Agreement, the Transaction Documents, any agreement, statement or certificate contemplated hereby, the negotiations of this Agreement or due diligence or otherwise.

“Governmental Authority” means any federal, state, local or foreign government (including without limitation the government of the Republic of Cyprus) or any political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Holdback Amount” means an amount equal to the sum of the Revenue Holdback Amount and the Indemnification Holdback Amount.

“Indemnification Holdback Amount” means One Hundred Twenty Five Thousand United States Dollars ($125,000 USD).

“Indemnifcation Holdback Expiration Date” means the date that is three hundred and sixty five (365) days after the Closing Date.

“Insider” means the Equity Owner or officer, director, chief manager, manager, managing member, member, stockholder, equityholder, employee or Affiliate of Seller or any of its Affiliates or any natural person related by marriage, lineal descent or adoption or otherwise related within the first degree of consanguinity to any such natural person, or any entity in which any such of the foregoing Persons owns any beneficial interest.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all:

(a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing;

Ex. A-2

(b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs;

(c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights;

(d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein;

(e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models);

(f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation (collectively, “Software”);

(g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Knowledge of Seller” and other similar knowledge qualifications means the knowledge of the Equity Owner and the knowledge that the Equity Owner would reasonably be expected to obtain in the course of diligently performing his duties for Seller and after due inquiry, including due inquiry of employees and other service providers of Seller.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

Ex. A-3

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, Taxes, fines, costs or expenses of whatever kind, including reasonable attorneys’ and other professionals’ fees and the cost of investigating and enforcing any right and/or indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities with respect to the Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means all information that, alone or in combination with other information, allows the direct or indirect identification of an individual or can be used to contact an individual, including names, addresses, Social Security numbers, financial account numbers, biometric information (e.g., fingerprints, hand scans or retina scans), Internet Protocol (IP) addresses or other unique device identifiers that may be used to directly or indirectly identify a natural person, data used to serve an individual with online behavioral advertising, or any other information as defined in, or is regulated by one or more Privacy Laws (as defined herein).

“Privacy Contracts” means all Contracts that relate to or arise out of the Business and that include requirements related to data privacy, Personal Information, and/or data security obligations in Contracts.

“Privacy Laws” means all Laws or Governmental Orders relating to data privacy, data security, data loss, data breach, and/or the Processing of Personal Information.

“Privacy Policies” means all policies relating to data privacy and/or security, the Processing of Personal Information, including all website and mobile application privacy policies and all written information security policies and procedures.

“Privacy Requirements” means all applicable (a) Privacy Laws; (b) requirements under Privacy Contracts; and (c) Privacy Policies.

“Processing” or “Process(ed)” (and variations of such word) means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Purchased Assets” means all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, which relate to or are used or held for use in connection with the Business.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” means each of Purchaser and its Affiliates and their respective Representatives.

“Reference Time” means 11:59 p.m. Eastern Standard Time (GMT-5) on the Closing Date.

“Releasees” has the meaning set forth in Section 7.03(a).

Ex. A-4

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any business that competes with, or is substantially similar to, the Purchaser’s Business, including, without limitation, any business that now or in the future develops and offers to the public mobile applications, which provide photo gallery and picture management capabilities to smart phone users.

“Restricted Period” has the meaning set forth in Section 5.10(a).

“Revenue Holdback Amount” has the meaning set forth in Section 2.03.

“Revenue Holdback Expiration Date” means the date that is one hundred and eighty (180) days after the Closing Date.

“Security Incident” means any actual or suspected unauthorized access to or use, disclosure, modification, or destruction of information (including Customer Data and Personal Information), or unauthorized access to or use of, or interference with, system operations of information technology or operational technology assets, including the Seller Systems.

“Seller” has the meaning set forth in the preamble.

“Seller Systems” means any and all software, firmware, hardware and systems, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems owned or used by Seller.

“Subscription Agreement” means a subscription agreement in such form as the Parent may determine in its sole discretion, pursuant to which a Person may subscribe for shares of the capital stock of the Parent.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, unclaimed property or escheat, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means each of the countries in which Seller conducts business or is actively preparing to conduct business with respect to the Business as of the Closing, consisting of any territories where the Google Play Store and the Apple App Stores are available.

“Transaction Documents” means this Agreement, the Assumption Agreement, the Bill of Sale, the Intellectual Property Assignment and the other agreements, appendixes, certificates, statements, instruments and documents delivered or required to be delivered at the Closing.

“Transferred Contracts” means those contracts and agreements which Seller shall assign to Purchaser pursuant to the Assumption Agreement, which are required for Purchaser to operate the Business in the ordinary course of business.

“UK-GDPR” means the Data Protection Act 2018 of the United Kingdom.

Ex. A-5

EXHIBIT B

FORM OF BILL OF SALE

[OMITTED]

Ex. B-1

EXHIBIT D

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT

[OMITTED]

Ex. D-1